Exhibit 8.4

24 June 2015

VeloNewco Limited	Your reference
One Fetter Lane London
Our reference
United Kingdom	SYL/HPP
EC4A 1BR	Direct line
+44 (0)20 7090 5051

Dear Sirs,

Registration Statement on Form F-4: UK Tax Section

We have acted as legal advisers to Grupo Villar Mir, S.A.U., a Spanish public limited liability company in the form of a sociedad anómina (“Grupo VM”), as to certain matters of UK tax law in connection with the FerroAtlántica Stock Exchange and the Globe Merger, as described in the registration statement filed by VeloNewco Limited with the Securities and Exchange Commission (“SEC”) on Form F-4 (Registration No. 333-203921) under the Securities Act of 1933 (the “Registration Statement”). Capitalised terms not defined herein have the meanings ascribed to them in the Registration Statement.

In that connection, we have examined the Registration Statement and such other documents as we believe to be necessary or appropriate for the purposes of this opinion.

Based upon the Registration Statement and those other documents, and subject to the limitations, assumptions and reservations set out below and in the Registration Statement, we are of the opinion that the statements set forth under the caption “Material United Kingdom Tax Consequences – Material U.K. Tax Consequences of the Globe Merger” are correct in all material respects.

Our opinion is based upon statutory, regulatory and judicial authority at the date hereof, all of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the FerroAtlántica Stock Exchange and the Globe Merger, or any inaccuracy in the documents upon which we have relied, may affect the continuing validity of our opinion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. Finally, our opinion is limited to the tax matters specifically covered under the caption “Material United Kingdom Tax Consequences – Material U.K. Tax Consequences of the Globe Merger”. We have not expressed, nor have we been asked to express, any opinion as to any law other than UK tax law.

We hereby consent to the filing of this opinion with the SEC as Exhibit 8.4 to the Registration Statement. We also consent to the references to our firm under the captions “Legal Matters”, “Exhibits and Financial Statement Schedules” and “Exhibit Index” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC.

This opinion is provided to you in connection with the Registration Statement. It is not to be reproduced, quoted, summarised or relied upon by anyone else or for any purpose without our express consent.

Yours faithfully,